Exhibit 99.1

Motorola Announces Dan Moloney to Leave the Company

SCHAUMBURG, Ill., Feb 22, 2010 /PRNewswire via COMTEX News Network/ — Motorola, Inc. (NYSE: MOT) today announced that Dan Moloney, president of Motorola’s Home business, has decided to leave the Company to serve as the chief executive officer for a worldwide producer of electronic components, electrical contacts and assemblies, based in Philadelphia, PA.

“I would like to thank Dan for his instrumental role in driving forward the decision to combine Motorola’s Mobile Devices and Home businesses,” said Sanjay Jha, co-chief executive officer and CEO of Mobile Devices and Home businesses.

“We appreciate Dan’s many contributions to Motorola, including driving our global video leadership, success in 4G and, most recently, shipping our 100 millionth digital entertainment device,” said Greg Brown, co-chief executive officer and CEO of Enterprise Mobility Solutions and Networks businesses.

“I have greatly appreciated my time at Motorola and the opportunity to work with such a talented team,” said Dan Moloney. “Mobile Devices and Home are two highly complementary businesses, and I am confident that the combined entity will be uniquely positioned to leverage the growth opportunities arising from the convergence of mobility, media and the Internet.”

Sanjay Jha will continue to lead the previously announced combined Mobile Devices and Home businesses, as well as take the leadership role for the Home business, effective immediately.

About Motorola

Motorola is known around the world for innovation in communications and focused on advancing the way the world connects. From broadband communications infrastructure, enterprise mobility and public safety solutions to high-definition video and mobile devices, Motorola is leading the next wave of innovations that enable people, enterprises and governments to be more connected and more mobile. Motorola (NYSE: MOT) had sales of US $22 billion in 2009. For more information, please visit www.motorola.com.

Contacts:

Jennifer Erickson

Office: +1 847-435-5320

jennifer.erickson@motorola.com

Motorola Global Communications

Dean Lindroth

Office : +1 847-576-6899

dean.lindroth@motorola.com

Motorola Investor Relations